EXHIBIT 99.1

                        LANXIDE TAKES ON INVESTMENT FROM
                     COMMODORE ENVIRONMENTAL SERVICES, INC.

     NEWARK, DELAWARE . . . July 7, 1997 -- Marc S. Newkirk, President and CEO of Lanxide Corporation (OTC: LNXI), today announced that the Company has entered into a Securities Purchase Agreement with Commodore Environmental Services, Inc. (OTC: COES) for the purchase of up to $25 million of preferred stock, under which Commodore has obtained effective control of the Company. The Agreement provides for an initial investment in preferred stock of the Company of $2 million, and a subsequent investment, at the option of Commodore, of $8.5 million in preferred stock by August 27, 1997, of which $4.5 million represents the cancellation of existing debt. Commodore also received a warrant to purchase up to $14.5 million of preferred stock of the Company by July 3, 2000. The preferred stock issued to Commodore can be converted into the Company's common stock at $7.41 per share. As a result of this transaction, the merger discussions between Lanxide and Commodore previously announced have been terminated.

     Mr. Newkirk commented, "We are just now at a stage where our commercial businesses are beginning to gain momentum. The influx of resources from Commodore at this critical point in time, coupled with the very large market for products of our technology, should enable us to realize accelerating growth for years to come."

     Commodore Environmental Services, Inc. is commercializing materials process technologies that destroy hazardous materials, or separate and recover dissolved materials from liquid or gas streams. On June 28, 1996, Commodore Environmental Services' subsidiary, Commodore Applied Technologies, Inc. (AMEX: CXI), successfully completed its initial public offering of common stock and redeemable warrants, raising gross proceeds of $35,075,000. Commodore Applied Technologies, Inc. is commercializing its patented solvated electron process, which has been awarded the U.S. EPA's first ever portable, non-thermal, nationwide process for PCB destruction. This process also destroys chemical warfare agents and concentrates certain radioactive waste for more effective disposal. Commodore Environmental Services, Inc. retains 69% ownership of Commodore Applied Technologies, Inc. On April 8, 1997, Commodore Applied Technologies, Inc.'s subsidiary, Commodore Separation Technologies, Inc., successfully completed its initial public offering raising gross proceeds of $13,741,500. Commodore Separation Technologies, Inc. is commercializing its patent pending supported liquid membrane process, focusing initially on the plating industry.

     Lanxide Corporation was founded in 1983 to develop and commercialize products based upon a novel approach to the fabrication of ceramic-reinforced products. Lanxide's patented technology has enabled it to engineer a new class of high-performance materials, LANXIDE(TM) composites, which offer superior combinations of properties tailored to meet specific customer needs.
LANXIDE(TM) composites combine many of the features of ceramics and metals, including combinations of strength, damage tolerance, shape versatility, hardness, stiffness, chemical stability and temperature tolerance previously unavailable in a single class of materials. Lanxide Corporation has developed proprietary processes enabling the manufacture of products in a wide range of sizes and complex shapes and possessing a broad spectrum of performance characteristics. Lanxide's technology is being commercialized through selective licensing of the technology, market-focused joint ventures, and subsidiary companies using its own resources. These business activities have generated product adoptions in a diverse array of industries and markets including automotive, aerospace, electronics, electric power generation, mining and sporting goods.

     For further details, please contact R. Michael Rice at Lanxide Corporation, 1300 Marrows Road, P.O. Box 6077, Newark, DE 19714-6077, Tel. (302) 456-6219,
Fax (302) 454-1712 and Melissa C. Berkowitz at Commodore Environmental Services, Inc., 150 East 58th Street, Suite 3400, New York, NY 10155,
Tel. (212) 308-5800, Fax (212) 753-0731.